Exhibit 99.1
                                                                   July 29, 2003


          CPP Group Purchases Membership Club and Warranty Business of
                      Metris' Enhancement Services Division

MINNETONKA, Minn. (July 29, 2003) - CPP Group, a privately owned, leading provider of assistance products and services throughout Europe, and Metris Companies Inc. (NYSE: MXT) announced today that CPP has purchased the membership and warranty products and operations of Metris' enhancement services business. Metris will retain its credit protection and insurance business under the terms of the agreement. In addition, CPP will be the preferred provider of enhancement services to Metris going forward. Terms of the transaction, which closed today, were not announced.

"Our enhancement services business is a vibrant and profitable business, but it requires investment to fully realize all of its potential," said Metris Chairman and CEO David Wesselink. "We see the purchase of this business by CPP as a terrific way to permit the continued development of those enhancement services opportunities, while allowing Metris to re-deploy some of its resources into the turnaround of its credit card business."

"The acquisition of this enhancement services operation in the United States represents a significant expansion opportunity in a key market where we can build upon many of our existing business partner relationships. This will therefore enable the CPP Group to become one of the leading enhancement services groups in the world," said Andrew Fisher, Group Chief Executive of the CPP Group. "There are clear synergies between the two companies, with an excellent fit in core capabilities and considerable knowledge sharing. This acquisition will strengthen the CPP Group and facilitate good cross-fertilization of products across the European and U.S. markets. This is a logical progression of our long-term growth strategy. I believe that the U.S. market is eager for a new entrant who can bring fresh and exciting propositions, which will challenge the existing industry dynamics. This acquisition will therefore benefit businesses and customers alike."

Metris' existing enhancement services customers will continue to enjoy their current program benefits, and all business partners will be kept informed of any proposed changes and improvements. One of the primary concerns of both companies will be to ensure that customers continue to receive outstanding customer service.

Bill Anderson, formerly EVP of Enhancement Services at Metris, will continue to head up the new business, CPP North America, LLC. The 320 employees in Jacksonville, Fla. and Minnetonka, Minn. will remain Metris employees during a short transition period, after which they will be eligible to become CPP employees.

CPP is purchasing Metris' membership and warranty business lines, which include products and services that focus on protecting and supporting consumers' identities, personal credit information and credit cards, their merchandise and appliance purchases, as well as services related to their automobiles, travel and health.

Businesses interested in partnership opportunities with CPP should contact Jean Vernor, Senior Vice President, at (952) 525-5058.


About Metris
Metris Companies Inc. (NYSE: MXT), based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Scottsdale, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

About CPP Group
The CPP Group was founded in 1980. It is a leading provider of assistance products and services throughout Europe with an outstanding reputation for anticipating and responding to customers' needs, and is committed to creating profitable partnerships across each of the industries it serves. It has operations in York, Tamworth and London in the UK and in Paris, Madrid, Milan, Munich, Lisbon and Dublin internationally.

The CPP Group employs almost 1,300 staff who handle 3.3 million service conversations and 6.6 million telemarketing conversations per year. It is the business partner of choice for over 300 leading consumer brands in the financial services, utilities, telecom, and retail sectors. In addition, the CPP Group has a worldwide base of more than 8.3 million customers. For more information, visit www.cpp.co.uk.

Contacts
Metris Media Relations    Metris Investor Relations    CPP Group Media Relations
Mike Smith                Scott Fjellman               Rob Miatt
Vice President            Senior Vice President,       Corporate Comms Manager
Metris Companies Inc.     Treasurer                    CPP Holdings Ltd.
Phone: 952.417.5759       Metris Companies Inc.        Phone: +44 (0)1904 544562
Fax: 952.417.5613         Phone: 952.358.4508          Fax: +44 (0)1904 544944
                          Fax: 952.593.4733


Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market its enhancement services and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; reduced funding availability and increased funding costs; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of enhancement services. The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.